                                                              Exhibit (a)(5)(iv)

                           OFFER TO PURCHASE FOR CASH

                                       BY

                        CENTURY BUSINESS SERVICES, INC.

                                       OF

                   UP TO 7,500,000 SHARES OF ITS COMMON STOCK

                               AT $5.00 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, APRIL 1, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

                                                                   March 4, 2004

To Participants in the CBIZ Business Services
  Employee Stock Investment Plan:

     Century Business Services, Inc. (CBIZ) has announced an offer to purchase up to 7,500,000 shares of its common stock, $0.01 par value per share, at a price of $5.00 per share, net to the seller in cash, without interest. The tender offer is being made pursuant to the Offer to Purchase and the related Letter of Transmittal, which are enclosed. As a participant in the CBIZ Business Services Employee Stock Investment Plan, you may tender shares that are held in your Employee Stock Investment Plan account at Computershare.

     If you do not wish to tender any portion of the shares in your Employee Stock Investment Plan account, you do not need to take any action. If you would like to tender some or all of the shares held in your Employee Stock Investment Plan account in response to this tender offer, you must follow the instructions set forth below.

     THE TENDER OFFER. All shares properly tendered prior to the expiration date (as defined in Section 1 of the Offer to Purchase) and not properly withdrawn will be purchased, subject to the conditions of the tender offer and the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase. If more than the number of shares CBIZ seeks are properly tendered, CBIZ will not purchase all of the shares tendered because of proration. Shares not purchased because of proration or conditional tenders will be returned promptly following the expiration of the tender offer. CBIZ's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the tender offer.

     CBIZ reserves the right, in its sole discretion, to purchase more than 7,500,000 shares pursuant to the tender offer, subject to compliance with applicable law.

     Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in accounts under the Employee Stock Investment Plan, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender shares that are held in your Employee Stock Investment Plan account. You must use the attached Instruction Form to properly tender shares that are held in your Employee Stock Investment Plan account. You should also read the Offer to Purchase carefully before making any decision regarding the tender offer.

     TENDERING SHARES. To instruct Computershare to tender any or all of the shares held in your Employee Stock Investment Plan account, you must complete the Instruction Form set forth below and return it to Computershare.

     Please note the following:

          1. We have been advised that if Computershare has not received your Instruction Form at least three business days before the expiration of the tender offer, Computershare will not tender any shares held in your Employee Stock Investment Plan account. The tender offer, proration period and withdrawal rights will expire at 5:00 p.m. New York

     City time, on Thursday, April 1, 2004, unless the expiration date of the tender offer is extended. Consequently, your Instruction Form must be received by Computershare no later than 5:00 p.m., New York City time, on Friday, March 26, 2004, unless the tender offer is extended by CBIZ.

          2. The tender offer is for up to 7,500,000 shares, constituting approximately 8.75% of the outstanding shares of CBIZ common stock as of March 3, 2004. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the Offer to Purchase.

          3. CBIZ's Board of Directors has approved the making of the tender offer. However, neither CBIZ nor CBIZ's Board of Directors nor Computershare is making any recommendation whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. CBIZ's directors and executive officers have informed CBIZ that they do not intend to participate in the tender offer.

          4. Tendering stockholders will not be obligated to pay any brokerage fees or commissions or solicitation fees to tender their shares. Except as described in the Letter of Transmittal, tendering stockholders will not be obligated to pay any stock transfer taxes on the transfer of shares pursuant to the tender offer.

          5. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct Computershare to tender the shares held in your Employee Stock Investment Plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Instruction Form. However, the new Instruction Form will be effective only if it is received by Computershare at the address listed below, on or before 5:00 p.m. New York City time, on Friday, March 26, 2004, three business days before the expiration of the tender offer. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on Thursday, April 1, 2004. Upon receipt of a timely submitted, new Instruction Form, your previous Instruction Form to tender the shares will be deemed canceled. If your new Instruction Form directed Computershare to withdraw from tender the shares held in your Employee Stock Investment Plan account, you may later re-tender those shares by submitting a new Instruction Form so long as it is received by Computershare on or before three business days before the expiration of the tender offer.

     Unless you direct Computershare on the attached Instruction Form to tender the shares held in your Employee Stock Investment Plan account, no shares will be tendered.

     If you wish to tender your shares, complete the Information Form and return it to Computershare at one of the addresses or the fax number below:

             BY MAIL:                  BY FACSIMILE TRANSMISSION:       BY HAND OR OVERNIGHT COURIER:
   Computershare Trust Company               (212) 701-7636              Computershare Trust Company
           of New York                                                           of New York
       Wall Street Station          For Confirmation Only Telephone:          Wall Street Plaza
          P.O. Box 1010                      (212) 701-7600               88 Pine Street, 19th Floor
     New York, NY 10268-1010                                                  New York, NY 10005

If you have any questions, contact Computershare at (800) 245-7630.

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

                                INSTRUCTION FORM

Name of Participant:
------------------------------------------------------------------------

Computershare Account Number:
------------------------------------------------

Social Security Number:
------------------------------------------------------------------

Daytime Telephone Number: (------) ------------------------

     Please indicate the number of shares you wish to tender from your account. Check only one box. If more than one box is checked or if no box is checked, the shares will not be properly tendered.

[ ]  Tender                shares.
            --------------
[ ]  Tender all shares.

     The method of delivery of this document is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

Signature:
------------------------

Dated:
------------------, 2004

                               CONDITIONAL TENDER
                (See Instruction 6 to the Letter of Transmittal)

     A stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to this Instruction Form must be purchased if any shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless the minimum number of shares indicated below is purchased by CBIZ in the tender offer, none of the shares tendered by such stockholder will be purchased. It is the responsibility of the stockholder to calculate that minimum number of shares that must be purchased if any are purchased, and CBIZ urges stockholders to consult their own tax advisor before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

[ ]  Minimum number of shares that must be purchased, if any are purchased:
------------------ shares.

     If, because of proration, the minimum number of shares designated will not be purchased, CBIZ may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares and checked this box.

[ ]  The tendered shares represent all shares held by the undersigned.

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